NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	October 9, 2008	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Casey McManemin	(214) 559-0300

DORCHESTER MINERALS, L.P. ANNOUNCES ITS THIRD QUARTER DISTRIBUTION

DALLAS, TEXAS -- Dorchester Minerals, L.P. announced today the Partnership’s third quarter 2008 cash distribution.  The distribution of $0.948472 per common unit represents activity for the three month period ended September 30, 2008 and is payable on November 3, 2008 to common unitholders of record as of October 20, 2008.

Cash receipts attributable to the Partnership’s Net Profits Interests during the third quarter totaled $8,783,000. These receipts reflect oil and gas sales from the properties underlying the Net Profits Interests generally during May 2008 through July 2008. Approximately $1,289,000 of gross capital expenditures, primarily attributable to drilling and completion activity, was paid by the owner of the working interests in the properties underlying the Net Profits Interests during June 2008 through August 2008. Cash receipts attributable to the Partnership’s Royalty Properties during the third quarter totaled $19,794,000. These receipts generally reflect oil sales during June 2008 through August 2008 and gas sales during May 2008 through July 2008.

The Partnership received approximately $268,000 of other cash receipts during the third quarter and identified 121 new wells completed on the Partnership’s Net Profits Interests and Royalty Properties located in 47 counties and parishes in 10 states.

Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 25 states. Its common units trade on the NASDAQ Global Select Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.